EXHIBIT 99.1

DIMON Incorporated	Tel: 434 792 7511
512 Bridge Street
Post Office Box 681
Danville, VA 24543-0681
USA

NEWS RELEASE	Contact:	Ritchie L. Bond
(434) 791-6952

March 22, 2005

DIMON Receives Requisite Consents in Tender Offer and Consent

Solicitation for 9 5/8% Senior Notes Due 2011

and 7 3/4% Senior Notes Due 2013

Danville, Va. – DIMON Incorporated (NYSE: DMN) announced today the results to date in its previously announced cash tender offer to purchase any and all of its outstanding (i) $200.0 million aggregate principal amount of 9 5/8% Senior Notes due 2011 (CUSIP #254394AE9) (the “9 5/8% Notes”) and (ii) $125.0 million aggregate principal amount of 7 3/4% Senior Notes due 2013 (CUSIP #254394AJ8) (the “7 3/4% Notes” and, collectively with the 9 5/8% Notes, the “Notes”) and solicitation of consents to proposed amendments to each of the indentures governing the Notes. As of 5:00 p.m., New York City time, on March 21, 2005 (the “Consent Payment Deadline”), tenders and consents had been received for approximately $196.1 million in aggregate principal amount of the 9  5/8% Notes, representing approximately 98.1% of the outstanding 9 5/8% Notes, and approximately $121.6 million in aggregate principal amount of the 7 3/4% Notes, representing approximately 97.3% of the outstanding 7 3/4% Notes.

The percentage of consents received for each of the 9 5/8% Notes and the 7 3/4% Notes exceeds the requisite consents needed to amend each of the indentures governing such Notes. DIMON and SunTrust Bank, the trustee under the indentures, have executed supplemental indentures to effect the proposed amendments to each of the indentures governing the Notes. However, the proposed amendments will not become operative with respect to the Notes and the indentures until the tendered Notes are accepted for purchase by DIMON. If the tender offer is terminated or withdrawn, the proposed amendments will not become operative. The proposed amendments would eliminate, among other things, the principal restrictive covenants and certain events of default in the indentures.

The tender offer is being made pursuant to an Offer to Purchase for Cash and Consent Solicitation Statement and a related Letter of Transmittal and Consent, dated March 8, 2005. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on April 5, 2005, unless extended or earlier terminated.

The terms and conditions of the tender offer and the consent solicitation are specified in, and qualified in their entirety by, the Offer to Purchase for Cash and Consent Solicitation Statement

and related materials that have been distributed to holders of the Notes, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the tender offer and the consent solicitation, at (800) 322-2885 (U.S. toll free) or (212) 929-5500 (collect).

DIMON has engaged Wachovia Securities and Deutsche Bank Securities Inc. to act as the dealer managers and solicitation agents in connection with the tender offer and consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Wachovia Securities at (866) 309-6316 (U.S. toll free) or (704) 715-8341 (collect) and Deutsche Bank Securities Inc. at (212) 250-7466 (collect).

The tender offer and the consent solicitation are being conducted in connection with, and are subject to simultaneous completion of, the proposed merger of Standard Commercial Corporation with and into DIMON. DIMON will be the surviving corporation, and simultaneously with the closing of the merger, DIMON will change its name to Alliance One International, Inc.

The tender offer and the consent solicitation are subject to the satisfaction of certain conditions, including DIMON having entered into arrangements satisfactory to it with respect to financing necessary to complete the tender offer, the consent solicitation and the merger between DIMON and Standard, the simultaneous closing of the merger and other customary conditions.

This announcement is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer is being made solely pursuant to the terms of the Offer to Purchase for Cash and Consent Solicitation Statement, dated March 8, 2005, and the related Letter of Transmittal and Consent (as they may be amended from time to time), and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the tender offer and the consent solicitation.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit DIMON’s website at http://www.dimon.com.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions, conditions to the merger between DIMON and Standard, and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of DIMON’s management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changes in the markets for financing necessary to consummate the merger, failure of either DIMON or Standard to satisfy conditions to the merger provided in the merger agreement, the timing and substance of actions by non-U.S. antitrust authorities relating to the merger, changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for tobacco products and the impact of regulation and litigation on DIMON’s customers.

DIMON does not undertake any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. Additional factors that could cause DIMON’s results to differ materially from those described in the forward-looking statements can be found in DIMON’s filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).

Interested parties may obtain a free copy of the joint proxy statement/prospectus related to the proposed merger between DIMON and Standard, as well as other filings containing information about DIMON and Standard without charge at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that are incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to DIMON Incorporated, 512 Bridge Street, Post Office Box 681, Danville, Virginia 23543-0681, Attention: Investor Relations, (434) 792 7511.

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